Exhibit 3.2
RESOLUTION AMENDING BYLAWS TO PERMIT TELEPHONE AND
INTERNET VOTING
     RESOLVED, that the Board of Directors finds that it is advisable and in the best interest of the Corporation to amend Section 7 of Article II of the Corporation’s Bylaws to read in its entirety as follows:
“Section 7. Proxies. At all meetings of shareholders, the vote of any shareholder may be cast in person or by his proxy or proxies (who need not be shareholders). No appointment of proxy shall be valid after three years from the date thereof, unless otherwise provided. Without limiting the manner in which a stockholder may authorize another person or persons to act for him as proxy, the following shall constitute valid means by which a stockholder may grant such authority:
     (a) A stockholder may execute a writing authorizing another person or persons to act for him as proxy. Execution may be accomplished by the stockholder or his authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.
     (b) A stockholder may authorize another person or persons to act for him as proxy by transmitting or authorizing the transmission of a telegram, cablegram, Internet or other means of electronic transmission, including by telephone, to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram, Internet or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram, Internet or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams, Internet or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.”